Exhibit 99.2

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital to Speak at The Wall Street Analyst Forum’s Conference

Philadelphia, PA, September 11, 2003 – PMA Capital Corporation (NASDAQ:PMACA) today announced that John Smithson, President and Chief Executive Officer, and Bill Hitselberger, Senior Vice President and Chief Financial Officer, will make a presentation to analysts and portfolio managers at The Wall Street Analyst Forum’s 49th New York City Analyst Conference on Wednesday, September 17, 2003 at approximately 9:40 a.m. Eastern Time. Analysts and portfolio managers who wish to attend the presentation should contact The Wall Street Analyst Forum at 802.253.7596 to request additional information.

Investors, analysts and the general public are invited to listen to a live webcast of this presentation free of charge over the Internet. The live audio webcast of Mr. Smithson’s presentation, along with slides related to the presentation, can be accessed at www.pmacapital.com by going to the Investor Information page, clicking on News Releases to find this announcement and then clicking on the microphone icon next to this release. An archive of the presentation will be available for approximately one week via our website.

During the conference, Mr. Smithson will provide an overview of PMA Capital’s operations and discuss the current market for the Company’s specialty insurance and reinsurance products. In addition, the discussion may include forward-looking statements.

Anyone listening to PMA Capital’s presentation will be presumed to have read PMA Capital’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the six months ended June 30, 2003 and the Company’s second quarter 2003 earnings release, including the discussion under the caption “Cautionary Statements.”

Certain statements made during PMA Capital’s presentation may constitute forward-looking statements for purposes of safe harbor provisions under The Private Securities Litigation and Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including those discussed in the Company’s earnings releases and periodic filings with the Securities and Exchange Commission.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include property and casualty reinsurance, underwritten and marketed through PMA Re, and workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

For additional information about PMA Capital and its specialty insurance businesses, please contact Investor Relations at 215.665.5046 or visit us at www.pmacapital.com.